 Exhibit 10.2

***OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

ASSET PURCHASE AGREEMENT

by and among

STRYKER CORPORATION, STRYKER BIOTECH L.L.C.

and

MARIEL THERAPEUTICS, INC.

Dated as of June 30, 2014

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EXHIBITS
A	Form of Assignment & Assumption Agreement
B	Form of Bill of Sale and Assignment
C	Form of Patent Assignment
D	Transition Plan
E	Form of Secured Promissory Note

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of June 30, 2014 (the “Effective Date”), by and among Stryker Corporation, a Michigan corporation (“Stryker”), Stryker Biotech L.L.C., a Michigan limited liability company (“Seller”), and Mariel Therapeutics, Inc., a Delaware corporation (“Purchaser”). Seller, Stryker and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller and Stryker own certain intellectual property and other assets related to Bone Morphogenic Protein (“BMP”) and have conducted research and development with respect to Bone Morphogenic Protein 7 (“BMP-7”) and certain derivatives thereof that are applicable to a number of clinically important areas, including the treatment of the bone, and have the potential for the treatment of osteoarthritis, chronic kidney disease and other organ fibrosis conditions, lupus and obesity, and preliminary research with respect to certain other diseases and conditions.

WHEREAS, Purchaser operates in the field of biotechnology and pharmaceutical drug development.

WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Seller, Stryker and Olympus Biotech Corporation (“Olympus”), dated December 6, 2010 (the “Olympus Asset Purchase Agreement”), Stryker and Seller sold and transferred to Olympus certain tangible and intangible assets related to BMP-7 products used for the treatment, repair, replacement or generation of bone and tooth and, pursuant to that certain License Agreement by and among Seller, Stryker and Olympus, dated February 1, 2011 (the “Olympus License Agreement”), Stryker and Seller granted to Olympus an exclusive license to use certain of their Intellectual Property in connection with the Exploitation of such BMP-7 products for the treatment, repair, replacement or generation of bone and tooth by local application in an insoluble formulation directly on bone or tooth tissue for local, as opposed to general or systemic, effect (“Olympus Field”). For purposes of clarity, the Olympus Field does not include local application of BMP-7 Products for the treatment of osteochondritis dissecans and osteoarthritis.

WHEREAS, the Parties desire that, at the Closing, Seller and Stryker shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller and Stryker all of Seller’s and Stryker’s remaining assets directly related to BMP, including BMP-7, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE I. DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Action” means any claim, cause of action, suit, arbitration, complaint, criminal prosecution, demand, summons, citation, notice of violation, governmental or other proceeding or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Bill of Sale, the Assignment & Assumption Agreement, the Patent Assignment and the Secured Promissory Note.

“Assessment Period” is defined in Section 6.12.

“Assignment & Assumption Agreement” means the Assignment & Assumption Agreement to be executed by Purchaser, Stryker and Seller at the Closing, substantially in the form of Exhibit A.

“Assumed Liabilities” is defined in Section 2.02(a).

“Bill of Sale” means the Bill of Sale to be executed by Seller and Stryker at the Closing, substantially in the form of Exhibit B.

“BMP” is defined in the Recitals.

“BMP-7” is defined in the Recitals.

“BMP-7 Products” means any formulation containing BMP-7 regardless of whether it includes any type of buffer, excipient or handling agent, developed by or on behalf of Seller or Stryker prior to the Closing. For the avoidance of doubt, BMP-7 Products shall not include the products licensed or sold to Olympus pursuant to the Olympus License Agreement or the Olympus Asset Purchase Agreement for use in the Olympus Field.

“Boyer Agreement” is defined in Section 2.02(b)(vi).

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Calendar Quarter” means, with respect to any Calendar Year, each of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30 and December 31 of such Calendar Year.

“Calendar Year” means each period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31.

“Cap” is defined in Section 7.04.

“Cash and Cash Equivalents” shall mean Seller’s and Stryker’s cash, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, calculated in accordance with GAAP.

“Closing” is defined in Section 2.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Milestone Event” is defined in Section 2.05(b).

“Commercial Milestone Payment” is defined in Section 2.05(b).

“Commercialization Agreement” is defined in Section 6.12.

“Commercially Reasonable Efforts” means, with respect to the Exploitation of Covered Products by Purchaser, that level of efforts and resources which would be used by a similarly situated company for products at a similar stage of development and with similar market potential and market size and risk, taking into account efficacy, safety, competitiveness of alternative products in the marketplace, cost to develop, the anticipated or, if applicable, actual claim structure and the nature and extent of their market exclusivity (including patent coverage and regulatory exclusivity), the likelihood of obtaining Regulatory Approval, profitability (including the amounts of marketing and promotional expenditures with respect to the program), and all other relevant factors. Commercially Reasonable Efforts shall be determined on an aggregate basis with respect to all Covered Products and all markets.

“Common Stock” means the common stock, par value $ 0.0001, of Purchaser.

“Competitive Activity” is defined in Section 6.16(b).

“Confidential Information” is defined in Section 6.01.

“Contingent Payment” is defined in Section 2.05(c).

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“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, agreement, contract, sub-contract, lease, license or purchase order (which, for the avoidance of doubt, does not include any employee benefit or health or welfare plan or arrangement), and all amendments, modifications and supplements thereto.

“Convertible Securities” is defined in Section 1.01.

“Covered Product” means any biologic, pharmaceutical or medical device product that contains BMP (including the BMP-7 Products) that is generated or derived from any of the Purchased Assets.

“Default” is defined in Section 2.05(e)(vii).

“Development Milestone Payment” is defined in Section 2.05(a).

“Direct Claim” is defined in Section 7.06(a).

“Disclosure Schedules” is defined in Article III.

“Effective Date” is defined in the Preamble.

“Encumbrance” means any security interest, pledge, attachment, easement, restriction, hypothecation, mortgage, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal or right of first offer (including any agreement to give any of the foregoing), or encumbrance.

“Environmental Law” means all requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety.

“EU” means all of the European Union member states as of the applicable time.

“Excluded Assets” is defined in Section 2.01(b).

“Excluded Liabilities” is defined in Section 2.02(b).

“Excluded Representations” is defined in Section 7.01.

“Excluded Representations Cap” is defined in Section 7.04(c).

“Exempt Securities” means Options or shares of restricted Common Stock subject to repurchase or forfeiture granted after the Closing to directors, officers or employees of, or consultants or advisors to, Purchaser or any of its subsidiaries pursuant to one or more plans, arrangements or agreements approved by the Board of Directors of Purchaser, provided that the number of shares of Common Stock for which such Options are exercisable plus shares of restricted Common Stock subject to repurchase or forfeiture do not exceed fifteen percent (15%) of the outstanding voting securities of Purchaser as of the date of computation (subject to

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appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

“Exploitation” means, as applicable, activities to research, develop, have developed, make, have made, register, use, sell, offer for sale, have sold, promote, have promoted, market, have marketed, distribute, have distributed, import or otherwise exploit a Covered Product. “Exploit” has a correlative meaning.

“FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Financial Records” is defined in Section 2.05(e)(iv).

“First Commercial Sale” means, with respect to any Covered Product and any country in the Territory, the first sale of such Covered Product in such country by Purchaser or any Purchaser Related Party for monetary value for use or consumption by the general public pursuant to a Regulatory Approval in such country.

“Force Majeure” is defined in Section 8.09.

“Fully-Diluted As-Converted Basis” means incorporating and including (i) all issued and outstanding shares of Common Stock and (ii) all unissued shares of Common Stock that are either (x) issuable upon exercise of outstanding rights, options or warrants to subscribe for or otherwise acquire Common Stock or Convertible Securities (collectively, “Options”) or

(y)  issuable upon conversion or exchange of outstanding indebtedness, shares or other securities convertible into or exchangeable for Common Stock, other than Options and Exempt Securities (collectively, “Convertible Securities”).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GI Cross License” is defined in Section 2.02(b)(vi).

“Governmental Authority” means any instrumentality, subdivision, court, tribunal, administrative agency, commission, official or other authority of any supranational, country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

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“Indemnifying Party” means Seller and Stryker pursuant to Section 7.02 and Purchaser pursuant to Section 7.03, as the case may be.

“Indemnity Basket” is defined in Section 7.04.

“Intellectual Property” means any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, reexaminations, divisions, renewals, extensions or supplementary protection certificates, provisionals, continuations and continuations-in-part thereof (only to the extent that such continuations-in-part claim inventions disclosed as required by 35 U.S.C. § 112, in the parent application) and the like; (ii) all trade secrets, confidential and proprietary information, including unpatented inventions, invention disclosures, moral or economic rights of authors and inventors (however denominated), technical data, know-how, mask works, specifications, methods (whether or not patentable), designs, processes, procedures, and technology; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; and (iv) all industrial designs and any registrations and applications therefor throughout the world.

“Inventory” is defined in Section 2.01(a)(iii).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law), including the U.S. Foreign Corrupt Practices Act of 1977, the Public Health Service Act and the FDCA.

“Liabilities” means any and all damages, debts, liabilities and obligations, Losses, claims, Taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, and expenses, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Loss” or “Losses” means any claims, actions, causes of action, judgments, awards, suits, fines, Liabilities, losses, costs (including the costs of defense and enforcement of this Agreement and the Ancillary Agreements and the cost of enforcing any right to indemnification hereunder), damages, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that would reasonably be expected to be materially adverse to or have a material adverse effect on (i) the ability of Seller or Stryker to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements or (ii) the Assumed Liabilities or the Purchased Assets.

“NDA” means an application for Regulatory Approval of a Covered Product.

“Negotiation Period” is defined in Section 6.12.

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“Net Sales” means, with respect to any Covered Product, the gross amounts received by Purchaser or any Purchaser Related Party, for sales in the applicable Royalty Territory of such Covered Product by Purchaser or any Purchaser Related Party for monetary value for use or consumption by the general public, less the following deductions, to the extent reasonable and customary and actually allowed and taken with respect to such sales:

(i)                 reasonable cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

(ii)               credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Covered Product, or other similar payments to wholesalers or distributors, including in connection with recalls, and the actual amount of any write-offs for bad debt (provided that an amount subsequently recovered will be treated as Net Sales);

(iii)             packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of such Covered Product and calculated in accordance with the standard practices of Purchaser or Purchaser Related Party, as applicable, consistently applied across its and their respective products;

(iv)             taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Covered Product, including non-recoverable VAT, excise taxes and sales taxes, in each case calculated in accordance with the standard practices of Purchaser or Purchaser Related Party, as applicable, consistently applied across its and their respective products; and

(v)               the portion of any annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws that is reasonably allocable to the sale of such Covered Product in accordance with the standard practices of Purchaser or Purchaser Related Party, as applicable, consistently applied across its and their products.

Notwithstanding the foregoing, amounts received by Purchaser or any Purchaser Related Party for the sale of such Covered Product among Purchaser or any Purchaser Related Parties for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance with standard accounting practices, as practiced by Purchaser or Purchaser Related Party, as applicable, in the relevant country in the Territory, but in any event in accordance with GAAP, as consistently applied in such country in the Territory. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. In computing Net Sales, transfers of any samples of Covered Product at no cost for promotional or educational purposes shall be disregarded.

“Net Sales Report” is defined in Section 2.05(c).

“Nonassigned Asset” is defined in Section 2.03(a).

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“Nontransferred Obligations” is defined in Section 2.01(a)(v).

“Notice” is defined in Section 6.12.

“Notified Party” is defined in Section 2.05(e)(viii).

“Notifying Party” is defined in Section 2.05(e)(viii).

“Olympus” is defined in the Recitals.

“Olympus Asset Purchase Agreement” is defined in the Recitals.

“Olympus Field” is defined in the Recitals.

“Options” is defined in Section 1.01.

“Party” or “Parties” are defined in the Preamble.

“Patent Assignment” means the Patent Assignment to be executed by Seller and Stryker at the Closing, substantially in the form of Exhibit C.

“Permitted Encumbrances” means (i) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or Stryker or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (ii) those Contracts listed in Schedule 1.01(a); (iii) all statutory liens for Taxes not yet due; and (iv) all other Encumbrances that would not have a Material Adverse Effect.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Prime Rate” means the prime rate as published by Citibank, N.A., New York, New York, from time to time.

“Purchased Assets” is defined in Section 2.01(a).

“Purchaser” is defined in the Preamble.

“Purchaser Indemnified Party” is defined in Section 7.02.

“Purchaser Related Party” means (i) any Affiliate of Purchaser or (ii) any Third Party that acquires rights to any of the Purchased Assets or any Covered Product from Purchaser or any of its Affiliates or any other Purchaser Related Party.

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“Regulatory Approval” means all approvals and authorizations of any Regulatory Authority in a particular country or regulatory jurisdiction in the Territory that are necessary for the commercial sale of a Covered Product in such jurisdiction in accordance with applicable Laws, but excluding any pricing or reimbursement approvals.

“Regulatory Authority” means any Governmental Authority involved in the granting of Regulatory Approval in any country or regulatory jurisdiction in the Territory, including the FDA.

“Retained Books and Records” is defined in Section 6.15(c).

“Right of First Negotiation” is defined in Section 6.12.

“Royalty Term” means, with respect to any Covered Product, on a country-by- country basis, the period of time commencing on the date of First Commercial Sale of such Covered Product in such country and ending on the later of (i) the expiration or abandonment of the last Valid Claim that covers the Use of such Covered Product in such country and

(ii) twelve (12) years from the date of First Commercial Sale of such Covered Product in such country.

“Royalty Territory” means, with respect to any Covered Product, each country within the Territory with respect to which the applicable Royalty Term has not expired, collectively.

“Secured Promissory Note” means the secured promissory note to be executed by Purchaser and to be delivered to Seller at the Closing in payment of the first $500,000 of the Upfront Purchase Price, substantially in the form of Exhibit E.

“Securities Act” means the Securities Act of 1933, as amended, and, as applicable, the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller Indemnified Party” is defined in Section 7.03.

“Seller’s Knowledge”, “Knowledge of Seller” or similar terms used in this Agreement mean the actual knowledge, after due inquiry, of Jamie Kemler, Chief Executive Officer of Seller and Vice President, Intellectual Property Business Strategy of Stryker, as of the Effective Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Serum Free Assets” is defined in Section 2.04(a).

“Shares” means all shares of Common Stock to be acquired by Stryker hereunder.

“Successful Financing” means the receipt by Purchaser of gross proceeds in the aggregate amount of $10,000,000 or more through the issuance and sale by Purchaser of any equity securities of Purchaser in one or a series of closings.

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“Tax” or “Taxes” means any and all taxes of any kind together with charges, fees, levies or other assessments, including any income tax or franchise taxes, any alternative or add- on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value- added, transfer, profits, license, payroll (e.g., social security, Medicare, unemployment, disability), employment, withholding (on amounts paid or received), excise (including the medical device excise tax), severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

“Tax Returns” means any and all returns, reports, forms and statements (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Technology Transfer Completion Date” means the earlier of (i) the date on which all of the activities set forth in the Transition Plan are completed and (ii) nine (9) months after the Effective Date.

“Territory” means every country, territory, possession or other political subdivision of the world.

“Third Party” means any Person other than Purchaser, Seller, Stryker or any of their respective Affiliates.

“Third Party Claim” is defined in Section 7.06(b).

“Threshold Level” means five percent (5%) of: (i) Purchaser’s outstanding shares of capital stock on a Fully-Diluted As-Converted Basis and (ii) the total number of votes entitled to be cast at any meeting of the stockholders of Purchaser, excluding votes entitled to be cast by the holders of any Exempt Securities outstanding as of the applicable computation date.

“Transfer Tax” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value added or similar Taxes that may be imposed in connection with the transfer of the Purchased Assets.

“Transferred Books and Records” is defined in Section 2.01(a)(vi).

“Transferred Contracts” is defined in Section 2.01(a)(v).

“Transferred Intellectual Property” means, collectively, the Transferred Patents and Transferred Know-How.

“Transferred Know-How” is defined in Section 2.01(a)(ii).

“Transferred Patents” is defined in Section 2.01(a)(i).

“Transition Plan” means the Transition Plan attached hereto as Exhibit D.

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“Upfront Purchase Price” is defined in Section 2.04(a).

“Use” means making, using, selling, offering to sell or importing.

“Valid Claim” means any claim of (a) any issued and unexpired Transferred Patent that has not been (i) revoked or held unenforceable, unpatentable or invalid by a Governmental Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal or (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) any patent application included in the Transferred Patents that has not been

(i)   cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or Governmental Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                all terms defined in this Agreement have the respective meanings defined herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)         references to a Person are also to its successors and permitted assigns; and

(h)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

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ARTICLE II. PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Assets.

(a)                Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller and Stryker shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Seller and Stryker, on an “as is, where is” basis, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s and Stryker’s right, title and interest in and to all of the assets relating directly to BMP and the BMP-7 Products, including the following assets, rights and properties of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Seller or Stryker (other than the Excluded Assets) (collectively, the “Purchased Assets”), as the same may exist as of the Closing:

(i)                 all U.S. and foreign patents and patent applications listed on Schedule 2.01(a)(i) and any patents and patent applications related by a claim of priority to any of the patents and applications listed on Schedule 2.01(a)(i), including all reissues, reexaminations, divisions, renewals, extensions or supplementary protection certificates, provisionals, continuations and continuations-in-part thereof (only to the extent that such continuations-in-part claim inventions disclosed as required by 35 U.S.C. § 112, in the parent application thereof) and the like (the “Transferred Patents”);

(ii)               all trade secrets, confidential and proprietary information owned by Seller or Stryker that is directly related to the BMP-7 Products, including unpatented inventions, invention disclosures, moral or economic rights of authors and inventors (however denominated), technical data, design and engineering data, preclinical and clinical data, know-how, specifications, methods (whether or not patentable), designs, processes, procedures, and technology directly related to the BMP-7 Products (the “Transferred Know-How”);

(iii)             all inventory of the BMP-7 Products and their components, wherever located, held by Seller or Stryker, including raw materials, work in process, samples, packaging, supplies, carriers, matrices, cell lines, vectors, clones, services parts, purchased parts and goods, damaged and fragmented or expired inventory, as listed on Schedule 2.01(a)(iii) (the “Inventory”);

(iv)             the tangible personal property directly related to the BMP-7 Products as listed on Schedule 2.01(a)(iv);

(v)               all rights and obligations of Seller or Stryker under all Contracts listed on Schedule 2.01(a)(v) (the “Transferred Contracts), other than any Nontransferred Obligations;

(vi)             all books, files, papers, correspondence, documents, databases, software, reports, laboratory notebooks, plans and records in the possession of Seller or Stryker that

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are directly related to the BMP-7 Products, Purchased Assets and Assumed Liabilities, except for all Tax Returns, Tax records, Tax workpapers, financial accounting records and any other similar Tax or financial accounting documents of Seller or Stryker (the “Transferred Books and Records”);

(vii)           all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating solely and exclusively to any of the Purchased Assets, except for such causes of action, defenses and rights of offset or counterclaim attributable to any Excluded Liabilities;

(viii)         all rights of Seller or Stryker under warranties, indemnities and all similar rights against Third Parties to the extent directly related to any Purchased Assets; and

(ix)	the goodwill of Seller or Stryker relating to the Purchased Assets.

(b)               Notwithstanding anything in Section 2.01(a) to the contrary, and to the extent that the last sentence of Section 3.06(a) is not applicable, neither Seller nor Stryker shall sell, convey, assign or transfer, nor cause to be sold, conveyed, assigned or transferred, to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, Seller’s or Stryker’s right, title and interest in and to any assets of Seller or Stryker not expressly included in the Purchased Assets (the “Excluded Assets”), including without limitation:

(i)                 all Cash and Cash Equivalents;

(ii)	all trademarks, trade names and logos;

(iii)             all rights of Seller and Stryker under this Agreement and the Ancillary Agreements;

(iv)             all tangible and intangible assets transferred or required to be transferred to Olympus pursuant to the Olympus Asset Purchase Agreement;

(v)               all current and prior insurance policies of Seller and Stryker and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(vi)             any refunds (or rights thereto) or other Tax attributes or benefits relating to Taxes attributable to the Purchased Assets for periods ending on or prior to the Closing and all Tax Returns, Tax records, Tax workpapers, financial accounting records and any other similar Tax or financial accounting documents of Seller or Stryker;

(vii)	all accounts and notes receivable; and

(viii)         all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not included in the Purchased Assets.

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SECTION 2.02. Assumption and Exclusion of Liabilities.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume, and agree to pay, perform and discharge as and when due and owing, only the following Liabilities (the “Assumed Liabilities”):

(i)                 any and all Liabilities arising from Purchaser’s ownership, use or operation of the Purchased Assets or the Exploitation of the BMP-7 Products after the Closing, other than any Excluded Liabilities; and

(ii)               any and all Liabilities of the Seller and Stryker arising from the Transferred Contracts to the extent relating to performance thereunder following the Closing; provided, however, that Purchaser is not assuming any Excluded Liabilities or any Liabilities of Seller or Stryker in respect of a breach or a default under, or any non- compliance with respect to, any Transferred Contracts that occurred on or before the Closing.

(b)               Seller and Stryker shall retain, and shall be responsible for paying, performing and discharging as and when due and owing, and Purchaser shall not assume or have any responsibility for, the Excluded Liabilities. “Excluded Liabilities” means all Liabilities of the Seller and Stryker, other than Assumed Liabilities, including the following:

(i)                 all Liabilities relating to or arising out of the Excluded Assets, including all Liabilities incurred by Seller or Stryker in connection with shutting down, uninstalling and removing equipment not purchased by Purchaser and all Liabilities associated with any Contract that is not a Transferred Contract;

(ii)               any and all Liabilities arising on or prior to the Closing from (A) Seller’s or Stryker’s ownership, use or operation of the Purchased Assets or (B) the Exploitation of the BMP-7 Products on or before the Closing;

(iii)             all accounts payable, Taxes and other accrued expenses of Seller, Stryker or any other Person (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability), except as expressly provided in this Agreement and each of the Ancillary Agreements;

(iv)             all Liabilities associated with debt, loans or credit facilities of Seller, Stryker or their Affiliates owing to financial institutions;

(v)               Seller’s and Stryker’s obligations under this Agreement and each of the Ancillary Agreements;

(vi)             royalty obligations of Stryker under Section 3.1(e) of that certain Cross- License Agreement among Stryker, Genetics Institute, Inc. and Creative BioMolecules dated July 15, 1996 (“GI Cross License”) that relate to that certain Stanford/Cohen and Boyer License Agreement, dated December 2, 1980 (“Boyer Agreement”), including any

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royalty obligations that may arise from Purchaser’s Exploitation of the BMP-7 Products after the Closing;

(vii)           Liabilities or obligations of Stryker, as successor-in-interest to Creative BioMolecules, under Section 3.4(a) of the GI Cross License that relate to the Boyer Agreement (together with subsection (vi) above, the “Nontransferred Obligations”); and

(viii)         any Liabilities of Seller, Stryker or their Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, each of the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisors and others.

SECTION 2.03. Non-Assignable Assets.

(a)                Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset that is not assignable or transferable without the consent of any Person, other than Seller, Stryker, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing (each, a “Nonassigned Asset”); provided, however, that Seller and Stryker shall use, both prior to and for twelve (12) months after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller and Stryker in connection therewith, all necessary consents to the assignment and transfer of each Nonassigned Asset, and shall keep Purchaser reasonably informed as to the status of such efforts; provided, further, that none of Seller, Stryker, Purchaser or any of their respective Affiliates shall be required to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with such efforts. With respect to any Nonassigned Asset, for a period beginning on the Closing and ending on the earlier of (i) the time such requisite consent is obtained and such Nonassigned Asset is transferred and assigned to Purchaser or (ii) the date that is twelve (12) months after the Closing, Seller and Stryker shall use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of Purchaser, any rights of Seller or Stryker arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Seller or Stryker provides Purchaser with benefits of any Nonassigned Asset, Purchaser shall perform, as reasonably directed by Seller, the related obligations of Seller and Stryker thereunder.

(b)               Seller and Stryker provides no assurances to Purchaser that any consent, authorization, approval or waiver of a Third Party contemplated by this Section 2.03 will be granted. Subject to compliance by Seller and Stryker with the provisions of this Section 2.03, the Parties acknowledge and agree that neither Seller, Stryker nor any of their Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the transactions contemplated by this Agreement in and of itself nor (ii) any default or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of any such

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failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the transactions contemplated by this Agreement in and of itself shall be deemed (x) a breach of any representation, warranty or covenant of Seller or Stryker contained in this Agreement or (y) to cause any condition to Purchaser’s obligations to close the transactions contemplated by this Agreement to be deemed not satisfied.

SECTION 2.04. Upfront Consideration.

(a)                Upfront Purchase Price. The upfront purchase price for the Purchased Assets shall be $1,500,000 (the “Upfront Purchase Price”), (i) $500,000 of which shall be paid by Purchaser to Seller at the Closing by the Secured Promissory Note, (ii) $500,000 of which shall be held back by Purchaser and shall be released and paid to Seller within thirty (30) days after the Technology Transfer Completion Date provided that Seller has delivered to Purchaser the thirteen (13) one-liter bottles containing the 2010 lot of serum-free BMP-7 protein (the “Serum Free Assets”); and (iii) $500,000 of which shall be held back by Purchaser and shall be released and paid to Seller on the earlier of (x) December 31, 2014 and (y) the completion of an initial public offering of Purchaser’s securities. For the avoidance of doubt, no payment shall be due to Seller pursuant to Section 2.04(a)(ii), unless Seller has delivered the Serum Free Assets to Purchaser. The Upfront Purchase Price shall be non-refundable and non-creditable, except as set forth in Section 7.

(b)	Equity Participation.

(i)                 Initial Stock Issuance. At the Closing, Purchaser shall issue to Stryker 263,158 shares of Common Stock, which shares shall be duly authorized and validly issued and considered fully paid and non-assessable.

(ii)               Anti-Dilutive Issuances. After the Closing, Purchaser shall immediately issue to Stryker, for no additional consideration, any additional shares of Common Stock necessary to ensure that the total number of shares of capital stock of Purchaser issued to Stryker (whether or not subsequently sold or transferred) does not at any time prior to, or upon the occurrence of, a Successful Financing represent less than the Threshold Level. Such additional shares of Common Stock shall be issued to Stryker concurrently with the issuance by Purchaser of any shares of Common Stock, Options or Convertible Securities other than Exempt Securities and Purchaser shall promptly deliver the stock certificate or certificates representing such additional shares of Common Stock to Stryker upon such issuance. Any such additional shares of Common Stock, when issued in accordance with this Section 2.04(b)(ii), shall be duly authorized and validly issued and considered fully paid and nonassessable, free and clear of all Encumbrances, created, imposed or suffered to be imposed by Purchaser. Purchaser’s obligation to make additional issuances of Common Stock to Stryker pursuant to this Section 2.04(b)(ii) shall continue until (x) all of the shares of capital stock to be issued in connection with a Successful Financing have been issued and (y) Stryker has been issued all of the shares required to be issued pursuant to this Section 2.04(b)(ii) to ensure that its interests are not diluted as a result of the Successful Financing. Notwithstanding anything in this Section 2.04(b)(ii) to the contrary, in no event shall Stryker be entitled to receive, pursuant to this Section 2.04(b)(ii), a number of shares representing more than the Threshold Level at and as

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of the occurrence of a Successful Financing, even if a Successful Financing occurs during the course of a transaction or series of transactions and, after the Successful Financing, Purchaser issues additional shares of capital stock in connection with such transaction or transactions, as the case may be. For the avoidance of doubt, Stryker’s rights to receive additional shares of Common Stock under this Agreement in connection with any issuance by Purchaser of any shares of Common Stock, Options or Convertible Securities shall cease and no longer apply with respect to and to the extent that Purchaser receives gross proceeds in excess of $10,000,000 through a Successful Financing. For so long as Purchaser is obligated to make additional issuances of Common Stock to Stryker pursuant to this Section 2.04(b)(ii), Purchaser shall deliver to Stryker within sixty (60) days after the end of each Calendar Quarter a statement setting forth: (A) the number of shares of each class and series of capital stock of Purchaser and the number of securities convertible into or exercisable for such shares of capital stock, outstanding at the end of such Calendar Quarter; (B) the number of shares of Common Stock issuable upon conversion or exercise of any outstanding Options, warrants or other securities that are convertible or exercisable for Common Stock, and the exchange ratio or exercise price applicable thereto; and (C) the total number of shares of capital stock of Purchaser in the employee stock option pool, in each case ((A) through (C)) in sufficient detail to permit Stryker to calculate its percentage equity ownership of Purchaser and certified as being true, complete and correct by the chief financial officer or chief executive officer of Purchaser in his or her official capacity.

(iii)             Lock-Up. Stryker hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any public offering of Purchaser’s securities and ending on the date specified by Purchaser and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by Purchaser or an underwriter to accommodate regulatory restrictions on (x) the publication or other distribution of research reports and (y) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (A) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock held immediately prior to the effectiveness of the registration statement for the offering or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, whether any such transaction described in clause (A) or clause (B) above is to be settled by delivery of shares of Common Stock, in cash or otherwise. The foregoing provisions of this Section 2.04(b)(iii) shall not apply to the sale of any shares of Common Stock to an underwriter pursuant to an underwriting agreement and shall only be applicable to Stryker if all officers, directors, holders of more than one percent (1%) of the outstanding shares of Common Stock (after giving effect to the conversion of all Convertible Securities) and Purchaser enter into, and remain bound by, similar agreements. The underwriters in connection with the offering are intended third party beneficiaries of this Section 2.04(b)(iii) and shall have the right, power and authority to enforce the provisions hereof

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as though they were a party hereto. Stryker further agrees to execute such agreements as may be reasonably requested by Purchaser or any underwriter that are consistent with this Section 2.04(b)(iii) or that are necessary to give further effect hereto. In order to enforce the covenants set forth in this Section 2.04(b)(iii), Purchaser may impose stop-transfer instructions with respect to the shares of Common Stock held by Stryker until the end of such restricted period.

SECTION 2.05. Additional Consideration.

(a)                Development Milestone Payments. Upon the terms and subject to the conditions of this Agreement, Purchaser shall make (or cause to be made) each of the one-time, non-refundable, non-creditable payments set forth below (each, a “Development Milestone Payment”) to Seller no later than thirty (30) days following the first occurrence of the corresponding milestone event set forth below (each a “Development Milestone Event”). For the sake of clarity, (i) each Development Milestone Payment shall become due and payable upon the first occurrence of the corresponding Development Milestone Event, regardless of whether such Development Milestone Event is achieved by Purchaser or by a Purchaser Related Party, and (ii) the aggregate amount of the Development Milestone Payments payable pursuant to this Section 2.05(a) shall not exceed [***].

Development Milestone Event	Development Milestone Payment
Acceptance of an NDA for a Covered Product by the FDA	[***]
First Commercial Sale of a Covered Product in the United States	[***]
First Commercial Sale of a Covered Product in the EU	[***]

(b)               Commercial Milestone Payments. Upon the terms and subject to the conditions of this Agreement, Purchaser shall make (or cause to be made) each of the one-time, non-refundable, non-creditable payments set forth below (each, a “Commercial Milestone Payment”) to Seller no later than thirty (30) days following the first occurrence of the corresponding milestone event set forth below (each a “Commercial Milestone Event”). For the sake of clarity, (i) each Commercial Milestone Payment shall become due and payable upon the first occurrence of the corresponding Commercial Milestone Event, regardless of whether such Commercial Milestone Event is achieved by Purchaser or by a Purchaser Related Party, and (ii) the aggregate amount of the Commercial Milestone Payments payable pursuant to this Section 2.05(b) shall not exceed [***].

Commercial Milestone Event	Commercial Milestone Payment
First Calendar Year in which aggregate annual Net Sales of all Covered Products in the Territory are at least [***]	[***]
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First Calendar Year in which aggregate annual Net Sales of all Covered Products in the Territory are at least [***]	[***]
First Calendar Year in which aggregate annual Net Sales of all Covered Products in the Territory are at least [***]	[***]

(c)                Contingent Payments. Upon the terms and subject to the conditions of this Agreement, on a Covered Product-by-Covered Product basis, Purchaser shall pay (or cause to be paid) to Seller with respect to Net Sales of each Covered Product, an amount equal to (the “Contingent Payments”):

(i)               [***] percent ([***]%) of Net Sales in a Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Covered Product less than or equal to [***]; plus

(ii)              [***] percent ([***]%) of Net Sales in a Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Covered Product greater than [***] and less than or equal to [***]; plus

(iii)             [***] percent ([***]%) of Net Sales in a Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Covered Product greater than [***].

By way of example only, if, during a Calendar Year, the Net Sales of a Covered Product were [***], the amount owed to Seller pursuant to this Section 2.05(c) would be [***].

Purchaser shall pay (or cause to be paid) the Contingent Payments to Seller with respect to each Calendar Quarter within ninety (90) days after the end of such Calendar Quarter, and each such Contingent Payment shall be accompanied by a report that sets forth the Net Sales of each Covered Product in the Territory during such Calendar Quarter and the amount payable to Seller (each such report, a “Net Sales Report”).

(d)               Agreements with Purchaser Related Parties. Any agreement between Purchaser and any Purchaser Related Party under which such Purchaser Related Party acquires any rights to the Purchased Assets or any Covered Product shall (i) be consistent with the terms and conditions of this Agreement; (ii) not in any way diminish, reduce or eliminate any obligations under this Agreement of Purchaser; (iii) require such Purchaser Related Party to provide Purchaser with all information required to prepare the Net Sales Reports; (iv) require such Purchaser Related Party to comply with all applicable terms of this Agreement, including the obligation to maintain books and records consistent with the terms of Section 2.05(e)(iv) and to permit audits of Financial Records pursuant to Section 2.05(e)(v). Subject to Section 8.06, such agreement may include the assignment of certain rights under this Agreement, and

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delegation of certain obligations under this Agreement, of Purchaser to such Purchaser Related Party, provided that Purchaser shall remain liable for the performance of such obligations by such Purchaser Related Party. Purchaser shall provide Seller with a copy of any such agreement within thirty (30) days after the execution thereof.

(e)	Payment Terms.

(i)                 Method of Payment. Each payment under this Agreement shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an automated clearing house (ACH) mechanism, or any other means of electronic funds transfer, at Purchaser’s election, to such bank account as Seller shall designate in a notice at least five (5) Business Days before the payment is due.

(ii)               Currency. All payments due under this Agreement shall be made in United States dollars. Whenever, for the purposes of calculating Contingent Payments, conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying Seller’s customary and usual currency conversion procedures, consistently applied.

(iii)             Blocked Payments. If, at any time, legal restrictions prevent the prompt remittance of part or all Contingent Payments with respect to any country in the Territory where any Covered Product is sold, Contingent Payments shall continue to be accrued in such country and Net Sales in such country shall continue to be reported, but such Contingent Payments will not be paid until they may be removed from the country or, at Seller’s request, shall be paid in the local currency into a local bank designated by Seller for the account of Seller. If such Contingent Payments are accrued, then at such time as Purchaser or Purchaser Related Party, as applicable, is able to remove currency from such country it shall also remove and pay such Contingent Payments accrued on Seller’s behalf.

(iv)             Record Keeping. Purchaser shall keep, and shall cause Purchaser Related Parties to keep, books and accounts of record in connection with the sale of Covered Products in the Territory, including records of Net Sales, exchange rates and royalty payments (collectively, the “Financial Records”), in accordance with GAAP and in sufficient detail to permit accurate determination of all figures necessary for verification of Commercial Milestone Payments and Contingent Payments to be made to Seller hereunder. Purchaser shall maintain, and shall cause Purchaser Related Parties to maintain, such Financial Records for a period of at least three (3) years after the end of the Calendar Quarter in which they are generated.

(v)               Audits. Upon thirty (30) days prior written notice from Seller, Purchaser shall permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Purchaser, to examine, at Seller’s sole expense, the relevant Financial Records of Purchaser and the Purchaser Related Parties for the purpose of verifying the Net Sales Reports and the Commercial Milestone Payments and Contingent Payments made to Seller hereunder. Seller shall be

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entitled to conduct an audit in accordance with this Section 2.05(e)(v) not more than once in any Calendar Year and such audit shall be limited to the pertinent Financial Records from any Calendar Year ending not more than three (3) years prior to the date of the request. The accounting firm shall be provided access to such Financial Records at the facility(ies) of Purchaser and the Purchaser Related Parties where such Financial Records are normally kept and such audit shall be conducted during the normal business hours of Purchaser or the Purchaser Related Party, as applicable. The accounting firm shall enter into a confidentiality agreement with Purchaser on terms substantially similar to those set forth in Section 6.01 prior to being provided access to any Financial Records. Upon completion of the audit, the accounting firm shall provide Seller and Purchaser with a written report disclosing any discrepancies in the Net Sales Reports, Commercial Milestone Payments or Contingent Payments, if any, and in each case, the specific details concerning any discrepancies. Any information provided by Purchaser or the Purchaser Related Parties to the accounting firm and the written report provided by the accounting firm shall be deemed to be Confidential Information for purposes of this Agreement.

(vi)             Underpayments/Overpayments. If a report of an independent certified public accounting firm submitted to Seller and Purchaser in accordance with Section 2.05(e)(v) shows any underpayment of Commercial Milestone Payments or Contingent Payments, Purchaser shall remit (or cause to be remitted) to Seller within thirty (30) days after receipt of such report by Purchaser, (x) the amount of such underpayment and (y) if such underpayment exceeds five percent (5%) of the total amount owed to Seller for the Calendar Year then being audited, the reasonable fees and expenses of such accounting firm performing the audit, subject to reasonable substantiation thereof. If such accounting firm’s written report shows any overpayment of Commercial Milestone Payments or Contingent Payments, Purchaser shall receive a credit equal to such overpayment against the Commercial Milestone Payments or Contingent Payments otherwise payable to Seller or a refund in immediately available cash, as specified by Purchaser, which credit or refund shall be reduced by the reasonable fees and expenses of such accounting firm performing the audit, subject to reasonable substantiation thereof.

(vii)           Interest. Except for any payment due pursuant to the Secured Promissory Note, any payment of any sums due and payable to Seller hereunder, that is more than forty-five (45) days past due (a “Default”) shall be subject to interest at an annual percentage rate equal to the greater of (A) [***] and (B) [***] if such payment is not made within forty-five (45) days of Purchaser’s receipt of notice that such amount is past due. Likewise, any overpayment that is not refunded within forty-five (45) days after the date upon which Purchaser requested the refund of such overpayment pursuant to Section 2.05(e)(vi) shall thereafter be subject to interest at an annual percentage rate equal to the greater of (A) [***] and (B) [***]. Notwithstanding the preceding sentence, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest shall not accrue as to amounts being so contested until forty-five (45) days following the presentation of such notice to the other Party.

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(viii)         Late Payment Collection. Except for any payment due pursuant to the Secured Promissory Note, if a Party (for purposes of this Section 2.05(e)(viii), the “Notifying Party”) determines in good faith that another Party failed to pay any sum (in immediately available funds) when due and owing (for purposes of this Section 2.05(e)(viii), the “Notified Party”), then, the Notifying Party shall promptly send written notice of such determination to the Notified Party. If the Notified Party either (i)   acknowledges that such amounts are due and owing but fails to make such payment within five (5) Business Days of receiving such notice or (ii) denies that such amounts are due, the Notified Party shall reimburse the Notifying Party for all costs incurred in collecting any payments conclusively determined to have been overdue and related interest, including, without limitation, reasonable attorneys’ fees, legal costs, court costs and collection agency fees; provided, however, that if a court or neutral arbiter determines that no amounts had been due or owing at the time the Notifying Party delivered its notice to the Notified Party, the Notifying Party will reimburse the Notified Party for all costs incurred in defending itself, including, without limitation, reasonable attorneys’ fees, legal costs, court costs and collection agency fees. For the avoidance of doubt, any amounts paid pursuant this Section 2.05(e)(viii) will not also be deemed Losses for the purposes of indemnification under ARTICLE VII.

(ix) Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any Tax. The net amount of any payment by Purchaser or Purchaser Related Party to Seller under this Agreement shall be in the amount specified under this Agreement, after deduction or withholding for or on account of any Tax paid by Purchaser or any Purchaser Related Party, which shall not reduce the amount of the required payment.

SECTION 2.06. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199 on the Effective Date at 10:00AM Eastern Time or on such other date or location as the Parties may mutually agree upon.

SECTION 2.07. Closing Deliveries by Seller and Stryker. At the Closing, Seller and Stryker shall deliver or cause to be delivered to Purchaser:

(a)	the Bill of Sale and such other instruments, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to effect the transfer of the Purchased Assets to Purchaser, in each case duly executed by Seller and Stryker (as applicable);

(b)	the duly executed Patent Assignment by Stryker;

(c)	subject to Section 2.03 and Section 6.07, the tangible Purchased Assets;

(d)	executed counterparts of the Assignment & Assumption Agreement;

(e)	executed counterpart of the Secured Promissory Note by Seller;
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(f)	such other specific instruments of sale, transfer, conveyance and assignments as Purchaser may reasonably request;

(g)	originals, if available, of all Transferred Contracts;

(h)	subject to Section 6.07, the Transferred Books and Records;

(i)	a limited liability company action of the members/managers of the Seller approving this Agreement and the transactions contemplated hereby, in each case, certified by an appropriate party;

(j)	a certificate from the Secretary of State of the State of Michigan as to the good standing of Seller and Stryker.

SECTION 2.08. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller or Stryker, as applicable:

(a)	executed Secured Promissory Note;

(b)	executed counterpart of the Bill of Sale;

(c)	executed counterpart of the Assignment & Assumption Agreement;

(d)	executed counterpart of the Patent Assignment;

(e)	resolutions of the directors of Purchaser approving this Agreement and the transactions contemplated hereby, in each case, certified by an officer of Purchaser;

(f)	a certificate from the Secretary of State of the State of Delaware as to Purchaser’s good standing; and

(g)	a stock certificate representing 263,158 shares of Common Stock, with appropriate legends.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER AND STRYKER

Seller and Stryker hereby jointly and severally represent and warrant to Purchaser as of the Closing, except as disclosed in the corresponding numbered section of the disclosure schedule (the “Disclosure Schedules”), which is segregated into sections and subsections corresponding with the sections and subsections of this ARTICLE III, as follows. Any information set forth in one section of the Disclosure Schedules will be deemed to apply to each other section or subsection of the Disclosure Schedules and this ARTICLE III to which its relevance is reasonably apparent on its face.

SECTION 3.01. Organization; Good Standing and Qualification; Authority and Binding Effect.

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(a)                Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority (i)   to own, lease, and operate its properties, (ii) to carry on its business as it is now conducted, and (iii) to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is duly licensed or qualified to do business in all jurisdictions in which such license or qualification is required, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect.

(b)               The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been, or will have been at the Closing, duly authorized by all requisite limited liability company action on the part of Seller.

(c)                This Agreement has been, and upon their execution the Ancillary Agreements to which Seller is a party shall have been, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser and Stryker) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.02. No Conflict. Except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) violate, conflict with or result in a breach of the certificate of formation or the governing documents of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller or the Purchased Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or to which the Purchased Assets are subject, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect. For the purposes of clarity, the representations and warranties made under this Section 3.02 shall not apply to the Nontransferred Obligations.

SECTION 3.03. Governmental Consents and Approvals. Except for any premerger notifications required under the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (i) prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement

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and the Ancillary Agreements or (ii) have a Material Adverse Effect, or (b) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

SECTION 3.04. Litigation. There is no Action pending, by or against Seller, Stryker or their Affiliates, or to the Knowledge of Seller, threatened, before any Governmental Authority, (a) relating to the Purchased Assets or the BMP-7 Products or

(b)  which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware that there is any basis for the foregoing.

SECTION 3.05. Compliance with Laws.

(a)                Seller is in compliance in all respects with all Laws applicable to the ownership or operation of the Purchased Assets owned by it, except where failure to be in compliance would not have a Material Adverse Effect;

(b)               Seller is in compliance with the Transferred Contracts to which it is a party, except where failure to be in compliance would not have a Material Adverse Effect;

(c)                Seller is not in violation of any term of its certificate of formation or its governing documents; and

(d)               There are no Actions pending or, to Seller’s Knowledge, threatened which question the legality or propriety of the transactions contemplated by this Agreement or which materially impairs the ability of Seller or Stryker to perform its obligations hereunder, and Seller is not aware that there is any basis for the foregoing.

SECTION 3.06. Intellectual Property.

(a)                Except for the Excluded Assets, (i) the Transferred Intellectual Property constitutes all Intellectual Property that is owned by Seller or Stryker that is necessary or useful to Exploit the BMP-7 Products and (ii) to Seller’s Knowledge, the license agreements included in the Transferred Contracts constitute all agreements to which Seller or Stryker is a party with regard to licensed Intellectual Property that directly relates to BMP-7 Products. Seller or Stryker owns all right, title, and interest in and to all of the Transferred Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All Transferred Patents are owned by Stryker. None of the Transferred Patents have been abandoned or passed into the public domain. Seller or Stryker has taken reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Transferred Intellectual Property. To the extent Schedule 2.01(a)(i) omits any patents or patent applications directly relating to the BMP-7 Products that are owned by Seller or Stryker, Seller and Stryker agree that all such omitted patents and patent applications shall be Transferred Patents under this Agreement.

(b)               Stryker has the sole and exclusive right to file, prosecute and maintain all patents, applications and registrations with respect to the Transferred Patents.

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(c)                To Seller’s Knowledge, (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from Seller’s or Stryker’s Exploitation of the BMP-7 Products; (ii)  no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of Seller’s or Stryker’s Exploitation of the BMP-7 Products; (iii) no claim of invalidity of any Transferred Intellectual Property has been made by any other Person; (iv) no Action is pending or threatened that challenges the validity, enforceability, ownership or use of any Transferred Intellectual Property; and (v) Seller and Stryker have not had notice of any basis for a claim that the Exploitation of the BMP-7 Products infringes, misappropriates, violates or dilutes any Intellectual Property of any other Person.

(d)               Each of Seller and Stryker has a policy that requires each Person employed or retained by it as a consultant or independent contractor who contributed to the creation or development of any of the Transferred Intellectual Property to enter into an agreement covering confidentiality and assignment of inventions to Seller or Stryker.

(e)                All registration, maintenance and renewal fees currently due in connection with Transferred Patents have been paid and all documents, recordations and certificates in connection with all Transferred Patents currently required to be filed have been filed with the relevant patent office or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting all Transferred Patents and, if applicable, recording Stryker’s ownership interests therein.

(f)                Neither Seller nor Stryker has brought at any time within two (2) years prior to the Effective Date nor has been a party to, any claims, suits, arbitrations or other adversarial proceedings with respect to the Transferred Intellectual Property against any Third Party, nor has Seller or Stryker threatened any such action against any Third Party.

(g)               To Seller’s Knowledge, except as set forth on Schedule 3.06(g), no Person is violating, infringing or misappropriating any Transferred Intellectual Property.

(h)               All employees, agents, consultants or independent contractors who have contributed to or participated in the creation or development of any Transferred Intellectual Property on behalf of Seller or Stryker either: (i) created such materials in the scope of his or her employment or (ii) is a party to a “work-for-hire” agreement or similar agreement under which Seller or Stryker is deemed to be the original owner/author of all rights, title and interest therein; and in either case has executed an assignment or an agreement to assign in favor of Seller or Stryker (or such predecessor in interest, as applicable) of all right, title and interest in such material. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or Stryker has any right, title, claim or interest in, to or under any Transferred Intellectual Property that has not been exclusively assigned and transferred to Seller or Stryker.

SECTION 3.07. Title. Seller or Stryker has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the Excluded Assets, the Purchased Assets include all of the tangible personal

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properties, Intellectual Property and other assets owned by Seller or Stryker that are solely and exclusively related to the BMP-7 Products. This Section 3.07 does not relate to Intellectual Property, which is the subject of Section 3.06.

SECTION 3.08. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or Stryker or any of their Affiliates.

SECTION 3.09. Environmental Matters. The operations of Seller with respect to the Purchased Assets are in compliance in all material respects with all applicable Environmental Laws.

SECTION 3.10. Contracts.

(a) Each of the Transferred Contracts constitutes a valid and binding obligation of the parties thereto and is, unless terminated in accordance with the terms and conditions provided in the applicable Transferred Contract as footnoted on Schedule 2.01(a)(v) and not as a result of a breach or default by Seller or Stryker thereunder, in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither Seller nor Stryker nor, to Seller’s Knowledge, any other party to any Transferred Contract, is in material breach or violation of, or default under, or has repudiated any provision of, any Transferred Contract, except where such breach would not have a Material Adverse Effect.

SECTION 3.11. Purchase Entirely for Own Account. The Shares will be acquired for investment for Stryker’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Stryker has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Stryker further represents that Stryker does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to any of the Shares. Stryker has not been formed for the specific purpose of acquiring the Shares. Stryker acknowledges that this Agreement is made with Stryker in reliance upon the foregoing representations, which by Stryker’s execution of this Agreement, Stryker hereby confirms. Stryker has had an opportunity to discuss Purchaser’s prospective business, management and financial affairs of Purchaser and the prospective terms and conditions of the offering of the Shares with Purchaser’s management.

SECTION 3.12. Restricted Securities. Stryker understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Stryker’s representations as expressed herein. Stryker understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Stryker must hold the Shares indefinitely unless they are registered with the Securities and

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Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Stryker acknowledges that Purchaser has no obligation to register or qualify the Shares for resale. Stryker further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Purchaser which are outside of Stryker’s control, and which Purchaser is under no obligation and may not be able to satisfy.

SECTION 3.13. No Public Market. Stryker understands that no public market now exists for the Shares, and that Purchaser has made no assurances that a public market will ever exist for the Shares.

SECTION 3.14. Legends. Stryker acknowledges that the Shares shall bear legends reflecting appropriate restrictions on transfer as described herein.

SECTION 3.15. Accredited Investor. Stryker is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 3.16. No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER SELLER, STRYKER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER OR STRYKER. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING THE PURCHASED ASSETS IN AN “AS IS” AND “WHERE IS” BASIS AND IN RELIANCE ON ONLY THOSE REPRESENTATIONS AND WARRANTIES OF SELLER AND STRYKER EXPRESSLY SET FORTH IN THIS ARTICLE III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF STRYKER

Stryker hereby represents and warrants to Purchaser as of the Closing, except as disclosed in the corresponding numbered section of the Disclosure Schedule, which is segregated into sections and subsections corresponding with the sections and subsections of this ARTICLE IV, as follows. Any information set forth in one section of the Disclosure Schedules will be deemed to apply to each other section or subsection of the Disclosure Schedules and this ARTICLE IV to which its relevance is reasonably apparent on its face.

SECTION 4.01. Organization; Good Standing and Qualification; Authority and Binding Effect.

(a)                Stryker is a corporation duly formed, validly existing and in good standing under the laws of the State of Michigan and has all necessary power and authority (i) to own, lease, and operate its properties, (ii) to carry on its business as it is now conducted, and (iii) to enter into this Agreement and each Ancillary Agreement to which it is a party and to carry out its

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obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Stryker is duly licensed or qualified to do business in all jurisdictions in which such license or qualification is required, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect.

(b)               The execution and delivery by Stryker of this Agreement and the Ancillary Agreements to which it is a party, the performance by Stryker of its obligations hereunder and thereunder and the consummation by Stryker of the transactions contemplated hereby and thereby have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Stryker.

(c)                This Agreement has been, and upon their execution the Ancillary Agreements to which Stryker is a party shall have been, duly executed and delivered by Stryker, and (assuming due authorization, execution and delivery by Purchaser and Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Stryker, enforceable against Stryker in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by Stryker do not and will not (a) violate, conflict with or result in a breach of the certificate of incorporation or the governing documents of Stryker, (b) conflict with or violate any Law or Governmental Order applicable to Stryker or the Purchased Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Stryker is a party or to which the Purchased Assets are subject, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Stryker to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. Except for any premerger notifications required under the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement by Stryker and each Ancillary Agreement to which Stryker is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (i)   prevent or materially delay the consummation by Stryker of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) have a Material Adverse Effect, or (b) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

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SECTION 4.04. Compliance with Laws.

(a)                Stryker is in compliance in all respects with all Laws applicable to the ownership or operation of the Purchased Assets owned by it, except where failure to be in compliance would not have a Material Adverse Effect; and

(b)               Stryker is in compliance with the Transferred Contracts to which it is a party, except where failure to be in compliance would not have a Material Adverse Effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Stryker as of the Closing as follows:

SECTION 5.01. Organization and Authority of Purchaser.

(a)                Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all necessary power and authority (i) to own, lease, and operate its properties, (ii) to carry on its business as it is now conducted, and (iii) to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly licensed or qualified to do business in all jurisdictions in which such license or qualification is required, except for those jurisdictions in which failure to do so would not have a material adverse effect on Purchaser.

(b)               The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

(c)                This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and Stryker) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 5.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller or Stryker, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not (a) violate,

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conflict with or result in the breach of the certificate of incorporation of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 5.03. Governmental Consents and Approvals. Except for any premerger notifications required under the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement by Purchaser and each Ancillary Agreement to which Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (i) prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) have a material adverse effect on Purchaser, or (b) as may be necessary as a result of any facts or circumstances relating solely to Seller, Stryker or any of their Affiliates.

SECTION 5.04. Litigation. There is no Action, by or against Purchaser or any of its Affiliates, or to the knowledge of Purchaser, threatened in writing, before any Governmental Authority, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.05. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

SECTION 5.06. Capitalization.

(a)                Schedule 5.06(a) sets forth, with respect to Purchaser, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and (iii) the number of shares of each class of its capital stock which are held in treasury.

(b)               All of the issued and outstanding shares of capital stock of Purchaser, including the shares of Common Stock issued to Stryker at the Closing, (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities Laws and (iii) were not issued in violation of any preemptive rights or rights of first refusal.

(c)                Except as set forth on Schedule 5.06(c), (i) no preemptive rights, right of first refusal or similar rights exist with respect to the shares of capital stock of Purchaser, and no

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such rights arise or become exercisable by virtue of or in connection with the transactions contemplated by this Agreement; (ii) there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Purchaser to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock); (iii)     there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser; and (iv) there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Purchaser.

ARTICLE VI.

ADDITIONAL COVENANTS

SECTION 6.01. Confidentiality. From and after the Closing, Seller and Stryker will treat and hold as confidential, and not use or disclose any of the Confidential Information to any Person, except to pursue its rights under this Agreement or the Ancillary Agreements. In the event that Seller or Stryker is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law) to disclose any Confidential Information, Seller or Stryker will notify Purchaser promptly of the request or requirement, as far in advance of such disclosure as practicable, so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.01. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Stryker is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, Seller or Stryker may disclose such Confidential Information to the Governmental Authority; provided, however, that Seller or Stryker shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. For the purposes of this Agreement, “Confidential Information” shall mean any nonpublic or confidential information relating to the Purchased Assets, except to the extent that such information shall have become available to the public other than through improper disclosure by Seller or Stryker or anyone acting by, through or under Seller or Stryker.

SECTION 6.02. Condition of the Purchased Assets.

(a)                Purchaser has made all inspections and investigations of the Purchased Assets deemed necessary or desirable by Purchaser. Purchaser acknowledges and agrees that (a)  it is purchasing the Purchased Assets based on the results of such inspections and investigations and not on any representations and warranties of Stryker, Seller or any of their Affiliates not set forth in this Agreement or the certificates and other documents delivered pursuant hereto, including the Ancillary Agreements, (b) the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located as of the Closing and (c) the drug substances included in the Inventory are only bulk drug substance and do not include any finished products. In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Seller and Stryker in this Agreement, the Ancillary Agreements and the certificates

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and other documents delivered pursuant hereto, PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER AND STRYKER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)               Any claims that Purchaser may have for breach of representations and warranties shall be based solely on the representations and warranties set forth in this Agreement and the certificates and other documents delivered pursuant hereto.

(c)                Purchaser further acknowledges that neither Stryker nor Seller, nor any of their Affiliates, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, Stryker, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto.

SECTION 6.03. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller or Stryker with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser.

SECTION 6.04. Further Action. The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.05. Allocation of Purchase Price. The Parties recognize their mutual obligations to comply with Section 1060 of the Code and to comply with any similar provision of foreign, state or local law. Purchaser shall prepare an allocation of the purchase price (which shall include all consideration payable hereunder, including any payment payable to Seller under ARTICLE II) as determined for U.S. federal income tax purposes, among the purchased assets in accordance with the allocation principles set forth on Schedule 6.05 and Section 1060 of the Code and the Treasury regulations thereunder (and any similar applicable provision of state, local or foreign law, as appropriate) which allocation and any adjustments thereto shall be binding among the Parties, including for purposes of filing Form 8594 with each of their respective federal income tax returns. Purchaser shall deliver such allocation statement to Seller within sixty (60) days after the Closing. The allocation statement, as determined by Purchaser, shall be binding unless within thirty (30) Business Days after delivery of the allocation statement, Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the allocation statement setting forth in reasonable detail its objections and the basis therefore. If such notice is given, Purchaser and Seller shall promptly work in good faith to reach agreement to any adjustments required to the allocation. The Parties agree to update the allocation statement in good faith in the case that any additional payments or adjustments to the purchase price are made herein. Notwithstanding the foregoing, in the event the Parties cannot come to an agreement on the content of the allocation statement, then each Party shall be free to

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take its own respective position in respect of such allocation (including on Form 8594). Seller and Purchaser shall each timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other Party may reasonably request to prepare the allocation and any adjustments thereto.

SECTION 6.06. Transfer Taxes. Seller and Purchaser shall each be responsible for and shall pay fifty percent (50%) of all applicable Transfer Taxes with respect to or arising of the transaction contemplated by this Agreement and the Ancillary Agreements. Except as otherwise required by applicable legal requirements, Seller and Purchaser, as applicable, will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as such obligations arise primarily on either Purchaser or Seller. If required by applicable law, Purchaser or Seller, as applicable, will join in the execution of any such Tax Returns and other documentation.

SECTION 6.07. Transfer of Books and Records and Know-How. Seller and Stryker shall use commercially reasonable efforts to transfer to Purchaser as of the Closing the Transferred Books and Records and tangible embodiments of the Transferred Know-How that are (a) located at Seller’s or Stryker’s facilities, (b) reasonably identifiable and reasonably separable from other books and records of Seller and Stryker and (c) in a format that is compatible with Purchaser’s systems. To the extent that Seller or Stryker is unable to transfer any such Transferred Books and Records or Transferred Know-How as of the Closing, Seller and Stryker shall use commercially reasonable efforts to deliver such Transferred Books and Records or Transferred Know-How to Purchaser as soon as reasonably practicable after the Closing; provided, however, that Seller’s and Stryker’s obligations under this Section 6.07 shall expire on the first (1st) anniversary of the Closing. Seller and Stryker shall, when reasonably available, transfer originals of the Transferred Books and Records and Transferred Know-How, and otherwise may transfer copies of the Transferred Books and Records and Transferred Know- How.

SECTION 6.08. Seller’s and Stryker’s Post-Closing Obligations with respect to Transferred Intellectual Property. After the Closing, Seller and Stryker agree as follows:

(a)                Seller and Stryker shall, without further consideration or compensation, communicate to Purchaser any facts of which Seller or Stryker has knowledge with respect to the Transferred Intellectual Property, testify in any legal proceeding, sign all documents, make all rightful oaths and declarations, to the extent necessary to aid Purchaser in obtaining and enforcing the Transferred Intellectual Property. Purchaser agrees to reimburse Seller’s and Stryker’s reasonable out-of-pocket expenses in carrying out its obligations under this section. If Seller or Stryker cannot be located or is unable or unwilling to sign documents as required hereunder, Seller and Stryker agree to and do hereby appoint Purchaser as Seller’s and Stryker’s attorney-in-fact for the limited purpose of executing all documents and performing all other acts necessary to give effect and legality to the assignment of the Transferred Intellectual Property to Purchaser hereunder. Seller and Stryker acknowledge that this appointment is coupled with an interest and is irrevocable.

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(b)               Seller and Stryker agree not to take any action challenging or opposing, on any grounds whatsoever, Purchaser’s rights in the Transferred Intellectual Property, or the validity thereof.

SECTION 6.09. Transition Plan. In order to facilitate the transfer of the Purchased Assets to Purchaser, the Parties shall comply with the provisions of the Transition Plan.

SECTION 6.10. Patent Maintenance. From the Closing, as between and among the Parties, Purchaser will assume sole responsibility and expense for all further prosecution and maintenance of all pending patent applications and all issued patents included in the Transferred Patents.

SECTION 6.11. Purchaser Diligence Obligation. Purchaser shall, and shall cause Purchaser Related Parties, to use Commercially Reasonable Efforts to obtain Regulatory Approval for, and to commercialize, at least one (1) Covered Product in the United States.

SECTION 6.12. Right of First Negotiation. In the event Purchaser or any of its Affiliates develops a Covered Product in the field of osteoarthritis and seeks to enter into a commercialization partnership with a Third Party with respect to such Covered Product, then, prior to entering into any negotiations with respect to such partnership with a Third Party, Purchaser shall give written notice to Seller of its desire to enter into a commercialization partnership relationship (the “Notice”) and offer to Seller the right of first negotiation with respect to the commercialization rights for such Covered Product (the “Right of First Negotiation”). In the event that Seller elects to exercise its Right of First Negotiation, Seller shall have thirty (30) days (the “Assessment Period”) after receipt of the Notice to so notify Purchaser in writing. Upon receipt of Seller’s notification, Seller and Purchaser will negotiate in good faith and may enter into an agreement with respect to the commercialization rights for such Covered Product (the “Commercialization Agreement”) if the Parties reach agreement on the terms of such Commercialization Agreement within sixty (60) days of the Notice (the “Negotiation Period”). In the event that Seller exercises its Right of First Negotiation, but Seller and Purchaser do not enter into a definitive Commercialization Agreement within the Negotiation Period, or Seller does not exercise its Right of First Negotiation during the Assessment Period, Purchaser shall be free to enter into any commercialization agreement with any Third Party with respect to the applicable Covered Product at any time thereafter with no obligation or other liability to Seller with respect to the Right of First Negotiation for this Agreement; provided, however, that the material financial terms of any such commercialization agreement with such Third Party may not be substantially less favorable in the aggregate than the terms offered to Purchaser by Seller, if any. For the purposes of this Section 6.12, Seller shall mean Seller and its Affiliates, including Stryker. For the avoidance of doubt, Seller shall not be prohibited from continuing to pursue a Commercialization Agreement with Purchaser even if Seller initially does not exercise its Right of First Negotiation or fails to enter into a definitive Commercialization Agreement with Purchaser during the Negotiation Period.

SECTION 6.13. Continuing Involvement. To facilitate the transfer of the Purchased Assets from Seller and Stryker to Purchaser under this Agreement, Seller shall use reasonable efforts to retain the services of Dr. Dean Falb until the Technology Transfer

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Completion Date. Seller shall use reasonable efforts to make Dr. Falb available to Purchaser, upon Purchaser’s request, to assist Purchaser with the transfer of the Purchased Assets and Seller shall pay Dr. Falb’s consulting fees for the time spent providing such assistance to Purchaser. For the avoidance of doubt, Seller shall not be responsible for any expenses incurred as a result of Dr. Falb’s provision of business advice to Purchaser. Notwithstanding any of the foregoing, Purchaser shall be free to, at Purchaser’s own cost and expense, retain Dr. Falb as an employee or independent contractor at any time.

SECTION 6.14. Stock. Purchaser will authorize and reserve for issuance such number of shares of Common Stock as reasonably necessary to effectuate the anti-dilution provisions under Section 2.04(b)(ii) (from time to time as such number becomes determinable).

SECTION 6.15. Transferred Books and Records.

(a)                Purchaser acknowledges and agrees that Seller and Stryker may retain copies of the Transferred Books and Records (A) in connection with the performance of Seller’s or Stryker’s obligations under any agreement effective prior to the Closing to which Seller or Stryker is a party, (B) as required to satisfy its ongoing obligations with relevant Government Authorities, (C) to make any required filings or (D) to respond to any potential inquiry or audit with any Government Authority.

(b)               For a period of five (5) years after the Closing, and except as prohibited by any applicable Law, upon the reasonable request of Seller or Stryker and at Seller’s or Stryker’s sole expense, Purchaser shall provide Seller, Stryker, and their representatives with reasonable access to and the right to make copies of the Transferred Books and Records, to the extent the possession of which is retained by Purchaser, as may be necessary or useful in connection with any Third Party litigation, the preparation of financial statements, the conduct of any audit or investigation by a Governmental Authority, or any similar or related matter. If during such period, Purchaser elects to dispose of such records and documents (other than in connection with a sale of all or substantially all of Purchaser’s business or assets or other assignment of Purchaser’s rights hereunder pursuant to Section 8.06), Purchaser shall give Seller and Stryker sixty (60) days’ prior written notice, during which period Seller and Stryker shall have the right to take such records and documents without further consideration, except as prohibited by any applicable Law. In the event of a sale of all or substantially all of Purchaser’s business or assets or other assignment of Purchaser’s rights hereunder pursuant to Section 8.06 within five (5) years after the Closing, the acquirer of Purchaser’s business or assets or assignee of Purchaser’s rights shall agree to be bound by this Section 6.15(b) for the remainder of such five (5) year period.

(c)                For a period of five (5) years after the Closing, and except as prohibited by any applicable Law, upon the reasonable request of Purchaser and at Purchaser’s sole expense, Seller and Stryker shall provide Purchaser and its representatives with reasonable access to make copies of (i) any books, files (including financial accounting information), papers, correspondence, documents, databases, software, reports, laboratory notebooks, plans and records that remain in Seller’s or Stryker’s possession at the time of such request that are related to the BMP-7 Products, Purchased Assets and Assumed Liabilities that are not transferred to Purchaser pursuant to Section 6.07 and (ii) any tangible and intangible embodiments of the

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Transferred Know-How that are not transferred to Purchaser pursuant to Section 6.06 that remain in Seller’s or Stryker’s possession at the time of such request (the records described in clause (i) and clause (ii), collectively, the “Retained Books and Records”), as may be necessary or useful in connection with any Third Party litigation, the conduct of any audit or investigation by a Governmental Authority, or any similar or related matter. Nothing in this Section 6.15(c) shall be construed to impose any duty or obligation on Seller or Stryker to retain, store or preserve any Retained Books and Records after the Closing.

(d)               Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no right to receive, copy or otherwise obtain or review any Tax Returns, Tax records, Tax workpapers, financial accounting records and any other similar Tax or financial accounting documents of Seller or Stryker except the limited right to review financial accounting information provided in Section 6.15(c)(i).

SECTION 6.16. Noncompetition Agreement.

(a)                For and in consideration of the transactions contemplated herein, and so long as any payments due and payable by Purchaser to Seller under Section 2.04 are not in Default, during the period commencing with the Closing and ending on the second anniversary of the Closing, Seller and Stryker shall not engage in any Competitive Activity in the Territory.

(b)               “Competitive Activity” means directly or indirectly engaging in the Exploitation of BMP-7 Products. Notwithstanding the foregoing, if Seller or Stryker acquires (1) a Third Party (including by a merger or consolidation) so that such Third Party becomes an Affiliate of Stryker or (2) all or substantially all of the assets of a Third Party, and such business or assets so acquired by the acquisition include the rights to BMP-7 Products that represent less than twenty percent (20%) of such Third Party’s total assets or gross sales, then such acquisition or the Exploitation of such BMP-7 Products shall not be deemed to constitute a Competitive Activity.

(c)                Notwithstanding the foregoing, the provisions of this Section 6.16 shall not prevent Seller or Stryker from beneficially owning up to five percent (5%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the NYSE, the American Stock Exchange or traded on NASDAQ.

(d)               It is the understanding of the Parties that the scope of the covenants contained in this Section 6.16, both as to time and area covered, are necessary to protect the rights of Purchaser and the goodwill that is a part of the business of Seller and Stryker to be acquired by Purchaser. It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Seller and Stryker in the Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in subsection (a) of this Section 6.16 shall be deemed, and shall be construed, as separate and independent agreements between Purchaser on the one hand, and Seller and Stryker,

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respectively, on the other. If such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void or unenforceable provisions were omitted.

(e)                The Parties agree that the covenants of Seller and Stryker not to compete contained in this Section 6.16 may be assigned by Purchaser to any Person to whom this Agreement may be assigned by Purchaser pursuant to Section 8.06. It is the Parties’ intention that these covenants of Seller and Stryker shall inure to the benefit of any Person that may succeed to the Purchased Assets and the business of Seller and Stryker to be acquired by Purchaser under this Agreement in accordance with the provisions of Section 8.06 with the same force and effect as if these covenants were made directly with such successor.

ARTICLE VII.

INDEMNIFICATION

SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements shall survive the Closing until the date which is eighteen (18) months after the Closing; provided, however, that the representations and warranties set forth in Section 3.01 (Organization; Good Standing and Qualification; Authority and Binding Effect), Section 3.02 (No Conflict), Section 3.03 (Governmental Consents and Approvals), Section 3.05(c) and Section 3.05(d) (Compliance with Laws) and the first sentence of Section 3.07 (Title) shall survive the Closing indefinitely (collectively, the “Excluded Representations”). Each Indemnified Party must give written notice to the respective Indemnifying Party of any claim for indemnification under this Article VII in accordance with Section 7.05. Any claim for indemnification made in writing by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive, and may continue to be asserted and indemnified against, until such claim is finally and fully resolved. All of the covenants and other agreements of the Parties contained in this Agreement or any Ancillary Agreement shall survive until fully performed or fulfilled.

SECTION 7.02. Indemnification by Seller and Stryker. Purchaser and its Affiliates, officers, directors, employees, agents, stockholders, attorneys, representatives, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified, defended and held harmless by Seller and Stryker, jointly and severally, from and against any and all Losses arising out of or resulting from: (a) the breach or violation of or inaccuracy in any representation or warranty made by Seller or Stryker contained in this Agreement or any Ancillary Agreement; (b) the breach or violation of any covenant or agreement of Seller or Stryker contained in this Agreement or any Ancillary Agreement; and (c) the Excluded Assets or Excluded Liabilities.

SECTION 7.03. Indemnification by Purchaser. Seller and Stryker, and each of their Affiliates, officers, directors, employees, agents, stockholders, attorneys, representatives, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified, defended and

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held harmless by Purchaser from and against any and all Losses arising out of or resulting from: (a)  the breach or violation of or inaccuracy in any representation or warranty made by Purchaser contained in this Agreement or any Ancillary Agreement; (b) the breach or violation of any covenant or agreement of Purchaser contained in this Agreement or any Ancillary Agreement; and (c) the Assumed Liabilities.

SECTION 7.04. Limits on Indemnification.

(a)                An Indemnifying Party shall not be liable for any Losses for indemnification pursuant to Section 7.02(a) or Section 7.03(a) unless such Losses exceeds $25,000 (the “Indemnity Basket”). If the aggregate amount of all such Losses exceed the Indemnity Basket, the Indemnified Party shall be indemnified, subject to the provisions of ARTICLE VII, for the amount of such Losses that are in excess of the Indemnity Basket. The maximum amount of Losses which may be recovered from an Indemnifying Party pursuant to Section 7.02(a) or Section 7.03(a) shall be capped at an amount equal to the total of (i) the amount paid and the amount due and payable, but not in Default, by Purchaser to Seller under Section 2.04 and (ii) twenty percent (20%) of the amount paid, if any, and the amount due and payable, but not in Default, by Purchaser to Seller under Section 2.05 hereof (together, the “Cap”). Notwithstanding the foregoing, the limitations set forth in this Section 7.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Excluded Representation.

(b)               The maximum amount of Losses which may be recovered from an Indemnifying Party based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Excluded Representation shall be capped at an amount equal to the total of (i) the amount paid and the amount due and payable, but not in Default, by Purchaser to Seller under Section 2.04 and (ii) one hundred percent (100%) of the amount paid, if any, and the amount due and payable, but not in Default, by Purchaser to Seller under Section 2.05 hereof (together, the “Excluded Representation Cap”).

(c)                The amount of any Losses for which indemnification is provided under this ARTICLE VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss).

(d)               For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, “material adverse effect” or other similar qualification contained in or otherwise applicable to such representation or warranty.

SECTION 7.05. Consequential Damages. NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE BE RESPONSIBLE TO ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

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SECTION 7.06. Notice of Loss; Third Party Claims.

(a)                A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party upon the terms and subject to the conditions of this Agreement.

(b)               In the event that any Action shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which payment may be sought under Section 7.02 or Section 7.03 hereof (regardless of the limitations set forth in Section 7.04) (each, a “Third Party Claim”), the Indemnified Party shall cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party no later than ten (10) days after the Indemnified Party has knowledge of the Third Party Claim. The failure of the Indemnified Party to give notice in compliance with this Section 7.06(b) of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving criminal liability or in which equitable relief other than monetary damages is sought, (ii) involving a purported class action, (iii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect

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to all Losses relating to such Third Party Claim subject to the limitations of Section 7.04 or (iv) if the Third Party Claim relates to the Transferred Intellectual Property. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 7.06(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.06 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (i) the claimant provides to such other Party an unqualified release of the Indemnified and Indemnifying Parties from all liability in respect of such Third Party Claim, (ii) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (iii) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable Third Party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 7.04, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnified Party declined to accept or (y) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

(c)                In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.06, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain

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responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article VII.

SECTION 7.07. Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under ARTICLE II, this ARTICLE VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the purchase price for all Tax purposes. Unless otherwise required by applicable Law, no Party will take any inconsistent position on any Tax Return.

SECTION 7.08. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

SECTION 7.09. Remedies. From and after the Closing, except as specifically provided herein, the sole and exclusive remedy of any Indemnified Party for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation, warranty covenant, agreement or obligation in this Agreement or the Ancillary Agreements, shall be indemnification in accordance with this Article VII. In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Indemnifying Party with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, arising under or based upon any federal, state or local Law. Notwithstanding the foregoing, this Section 7.09 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law with respect to a Party’s failure to comply with its indemnification obligations hereunder.

SECTION 7.10. Offset Rights. Purchaser shall have the right to set off any amounts owed by Seller or Stryker to Purchaser under this ARTICLE VII against any amounts owed by Purchaser to Seller or Stryker pursuant to Section 2.04 and against twenty percent (20%) of the amounts owed by Purchaser to Seller pursuant to Section 2.05, as contemplated by Section 7.04(a), and against one hundred percent (100%) of the amounts owed by Purchaser to Seller pursuant to Section 2.05, as contemplated by Section 7.04(b). For the avoidance of doubt, any Losses incurred by Purchaser in excess of the Cap or the Excluded Representation Cap in effect at the time that such Losses were claimed may be set off against later payments made to Seller by Purchaser pursuant to Section 2.04 or Section 2.05, subject to the Cap or Excluded Representation Cap in effect at the time each such later payment is made. If Purchaser intends to exercise such right, it shall provide written notice to Seller, and if Seller disputes Purchaser’s notice, the amount claimed to be subject to set-off shall thereafter be paid by Purchaser into escrow until the claim is resolved by (a) written agreement of Purchaser and Seller, or (b) a final, non-appealable judgment or decree of any Governmental Authority. If such resolution upholds

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the set-off in whole or in part, the funds paid into escrow shall be released first to Purchaser in an amount equal to the amount of such determination, and the remaining escrow funds, if any, shall then promptly be released to Seller. If such resolution denies the set-off, the funds paid into escrow shall promptly be released to Seller. Notwithstanding the foregoing, all funds paid into escrow shall promptly be released to Seller if: (i) the dispute has not been resolved within 180 days after delivery by Purchaser of the applicable set-off notice to Seller and (ii) prior to the conclusion of such period (or such longer period as Purchaser and Seller may agree) neither Purchaser nor Seller has commenced an Action with respect to the claimed set-off.

ARTICLE VIII.

GENERAL PROVISIONS

SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or email, in each case to the intended recipient as set forth below:

(a)	if to Seller or Stryker:

Stryker Corporation 2825 Airview Blvd.

Kalamazoo, MI 49002

Attn: General Counsel

Facsimile: (269)385-2066

E-mail: michael.hutchinson@stryker.com

And

Stryker Biotech L.L.C.

One Broadway, 14th Floor

Cambridge, MA 02142

Attn: James Kemler, CEO

E-mail: jamie.kemler@stryker.com with a copy to:

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Ropes & Gray LLP Prudential Tower 800 Boylston Street

Boston, MA 02199-3600

Facsimile: (617) 235-0223 Email:

Telephone: (617) 951-7319 Attention: Steven A. Wilcox

(b)	if to Purchaser:

Mariel Therapeutics, Inc. 135 E. 57th St.

24th Floor

New York, NY 10022

Email: jhernandez@marieltherapeutics.com Telephone: 646-829-1281

Attention: Joseph Hernandez, Executive Chairman

with a copy to: Thompson Hine LLP

335 Madison Avenue, 12th Floor Facsimile: (212) 344-6101

Email: Faith.Charles@ThompsonHine.com Telephone: (212) 908-3905

Attention: Faith L. Charles

Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

SECTION 8.03. Public Announcements. From and after the Effective Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of all the Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such

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determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 8.06. Assignment. This Agreement may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties, save that (a) any Party may assign, in whole or in part, any of its rights or obligations under this Agreement to any of its Affiliates without the express written consent of the other Party, (b) any Party may assign all of its rights and obligations under this Agreement to a successor of all or substantially all of its business or assets (whether by merger, acquisition, sale of stock, sale of assets or otherwise) without the express written consent of the other Parties, (c) Purchaser may assign to a successor of any line of business of Purchaser (whether by sale of assets or otherwise) its rights and obligations under this Agreement, to the extent applicable to such line of business, with the express written consent of Seller and Stryker, which consent shall not be unreasonably withheld; provided that such consent may be withheld by Seller and Stryker if, in their collective reasonable opinion, Purchaser’s successor does not have the financial wherewithal to assume and perform Purchaser’s obligations under this Agreement, the Ancillary Agreements and the Transferred Contracts and (d) without limiting the generality of the foregoing, Purchaser may direct Seller or Stryker to transfer any of the Purchased Assets (or any part thereof) to an Affiliate of Purchaser rather than to Purchaser itself.

SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties hereto or (b) by a waiver in accordance with Section 8.08.

SECTION 8.08. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 8.09. Force Majeure. In no event shall any Party be liable for non-performance or any delay in performance or any interruption of this Agreement caused by circumstances beyond the reasonable control of such Party (each an event of “Force Majeure”), including but not limited to (a) acts of God, the elements, epidemics, explosions, accidents,

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landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes), sinkholes, floods, or washouts; (b) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such party); (c) inability to obtain material, equipment or transportation; (d) national defense requirements, war, acts of terrorism, blockades, insurrections, sabotage, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (e) any applicable Law or the enforcement thereof by any Governmental Authority having jurisdiction, that limits or prevents a Party from performing its obligations hereunder or any notice from any such Governmental Authority of its intention to fine or penalize such Party or otherwise impede or limit such Party’s ability to perform its obligations hereunder.

SECTION 8.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.11. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the District of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 8.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

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SECTION 8.13. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

SECTION 8.14. Construction; Headings. The Parties have participated jointly in the negotiation and drafting of this Agreement and each of the Ancillary Agreements. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

SECTION 8.15. Specific Performance. Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement and any of the Ancillary Agreements are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRYKER BIOTECH L.L.C. By: /s/James Kemler Name: James Kemler

MARIEL THERAPEUTICS, INC. By: /s/ Joseph Hernandez Name: Joseph Hernandez Title: Executive Chaiman

STRYKER CORPORATION By: /s/ Scott Bruder Name: Scott Bruder, MD, PhD Title: Chief Medical and Scientific Officer

Signature Page to Asset Purchase Agreement

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